SUPPLY AGREEMENT

This Supply Agreement (the "Agreement") effective the 11th day of September, 1996, is between K-Lee Processing, Inc., an Alabama corporation ("K-Lee"), Concord Coal Recovery Limited Partnership, an Alabama limited partnership ("Concord") (K-Lee and Concord collectively referred to herein as the "Seller") and Covol Technologies. Inc., a Delaware corporation ("Buyer"). Buyer and Seller are sometimes jointly referred to herein as the "Parties." The Parties, intending to be legally bound, mutually agree as follows:

                                                     ARTICLE 1
                                            Scope and Term of Agreement

1.1 SCOPE OF AGREEMENT: Buyer desires to assure a continuous supply of appropriate coal fines ("Fines") for its facility ("Facility ") and Seller is willing and able to provide such Fines. The Parties agree that all purchases of Fines by Buyer from Seller during the term of this Agreement shall be subject to and in accordance with the provisions of the Agreement, which shall supersede and take precedence over any contrary or additional terms stated in Seller's acknowledgment, invoice or other document unless the Parties expressly agree by written modification to this Agreement, in accordance with
         Section 4.5 hereof, that the provisions of this Agreement shall not apply.

1.2 TERM OF AGREEMENT: This Agreement shall become effective on December 1, 1996 and, unless sooner terminated as provided herein, shall remain in full force and effect until December 1, 2001, inclusive, at which time it shall terminate without notice or other action by the Parties.

                                                     ARTICLE 2
                                                   Sale of Fines

2.1 DESCRIPTION OF FINES AND PRICE SCHEDULE: In accordance with the terms of this Agreement Seller agrees to transfer ownership and deliver to Buyer, and Buyer agrees to accept and pay Seller for washed Fines produced or located at Seller's Plant located in Jefferson County, Alabama. The coal specifications shall be approximately 12,500 Btu per ton, not to exceed 14% moisture, not to exceed 10.5% dry ash. The price which Buyer will pay for the Fines during the first year of this Agreement is $29.00 per ton. If moisture content varies from the 14% level the price per ton shall be weight adjusted to reflect a higher or lower moisture. A per ton premium or penalty will apply for variances in ash content at the rate of $0.75 per percentage point (or fraction thereof) above or below 10.5%. A price escalation of 5% may be enacted by the Seller after January 1, 1998, and an additional price escalation of 5% may be enacted by the Seller after January 1, 1999. After January 1, 2000, annual price escalations shall be the greater of 5% per year or the average market price of coal fines of the same specification as outlined in this agreement, sold in the Alabama area.



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2.2      QUANTITY:  Buyer  shall be  obligated  as  outlined  in Section  3.1 to purchase from Seller a minimum of twenty thousand tons of Fines per month at the prices contained herein. Buyer may purchase additional Fines from Seller at a mutually agreed upon price. Both parties acknowledge the existence of the contract between K-Lee and Drummond Coal Sales Inc., dated March 16, 1996, and will cooperate to see such terms are met until March 31, 1997. If more than 2,500 tons of Fines accumulates at Seller's Plant without Buyer notifying Seller as to Buyer's intent to purchase, Seller shall have the right to market fines
         to third parties prior to the 20,000 ton limit, the  qantity  of   fine
         specified herein. If Buyer's facility is in operation producing briquettes and Buyer does not purchase Fines from Seller for two consecutive months, Seller may give 30 day notice and terminate this Agreement.

2.3 WEIGHING AND SAMPLING: Weights shall be determined via certified truck certificates at Buyer's facility. Buyer's scales shall be certified quarterly and subject to review by Seller. Quality of Fines for purposes of determining premiums or penalties as outlined in Section
         2.1 shall be determined using an average of Buyer's and Seller's daily sampling utilizing generally accepted standards and sampling techniques (using ASTM certified laboratories). Any discrepancies or disputes shall be settled by third party sampling at Buyer's expense.

2.4 SELLER'S OBLIGATION TO PERFORM: Seller shall immediately notify Buyer when Seller has reason to believe that it will not be able to operate the Plant or that it will not be able to supply sufficient Fines to meet the quantity requirements of this Agreement. Notwithstanding the foregoing, Seller shall not take any action or fail to take any action during the term of this Agreement with the intent of jeopardizing Seller's ability to fulfill the requirements of this Agreement. Seller shall in good faith use its best efforts to keep the Plant in operation and to operate the Plant such that it can consistently and substantially produce the purchase quantities required by this Agreement. Notwithstanding any clause to the contrary, Seller cannot guarantee its' ability to produce the quality of Fines designed herein given the variance in feed stock which may occur in the USSM impoundments.

                                                     ARTICLE 3
                                           Orders, Shipment and Payment

3.1 ORDER PROCEDURE: Buyer shall be required to submit all Purchase Orders at least 30 days in advance of the first day of the month in which said deliveries are made. Buyer shall be obligated to take and pay for the tonnage specified in the Purchase Order at the price agreed upon herein. (For example, Buyer shall issue a Purchase Order for December delivery by no later than November 1st). Buyer shall pick up coal fines on a continuous daily haul basis until such time as they have removed 20,000 tons each month; thereafter orders for Fines shall be made on signed Purchase Orders or orally by telephone by an authorized agent of Buyer. Orders shall be sent to Seller at the address listed in Section 3.2, or such other address as Seller shall direct.



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3.2      NOTICES: All notices given pursuant to this  Agreement shall be sent to the following addresses or facsimile numbers:

         SELLER                                    BUYER
         K-Lee Processing, Inc.                    Covol Technologies, Inc.
         Attn: Tom Bryan                           Attn: Brent M. Cook
         P.O. Box 19127                            3280 North Frontage Road
         Birmingham, AL 35219                      Lehi, UT 84043
         Fax: (205) 491-7598                       Fax: (801) 768-4483

3.3 F.O.B. POINT AND SHIPPING INSTRUCTIONS: Prices are F.O.B. Seller's Plant. Buyer will provide trucks and Seller will load the trucks. Buyer will arrange for transportation of the Fines from Seller's loadout facility to Buyer's plant. Trucks will be tarped and hauling of product will be subject to Seller guidelines while on USS Mining property.

3.4 PAYMENT TERMS: Payment in full by Buyer is due on or before the seventh day following receipt by Buyer of an invoice that conforms to the terms of this Agreement. Invoices shall be submitted weekly and any adjustments to the price as outlined in Section 2.1 shall be invoiced monthly. A premium of two (2) percent will be paid by Buyer for payment sent after seven (7) days following such receipt. All invoices submitted by Seller to Buyer shall the date and tonnage weight of each shipment covered by the invoice. Buyer will pay a late fee of 1.5% per month for invoices delinquent 30 days or longer. If unpaid in excess of 90 days Seller shall have the right to exercise Buyer's letter of credit or other financial arrangement and shall have the right to terminate this Agreement.

         Payment shall be sent to Seller's address listed in Section 3.2 of this Agreement.

3.5      MUTUAL  OBLIGATION  TO NOTIFY:  Seller shall  promptly  notify Buyer if
         Seller plans to shut down its Plant for any reason beyond routine maintenance. Likewise, Buyer shall promptly notify Seller if Buyer intends to buy less than twenty thousand tons of Fines in any calendar month due to plant shutdown for any reason beyond routine maintenance. Buyer shall not be obligated to purchase the 20,000 ton monthly quantity if the construction of the buyers plant is delayed or fails to occur.

3.6 LETTER OF CREDIT: On or before December 1, 1996 Buyer shall obtain a letter of credit from an institution acceptable to Seller in the amount of $580,000, or other financial backing on terms satisfactory to seller to adequately assure Seller of Seller's ability to collect all proceeds due Seller pursuant to a binding Purchase Order issued under this Agreement as specified in Section 3.1.




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                                                     ARTICLE 4
                                                   Miscellaneous

4.1 ADVERTISING AND PUBLICIZING AGREEMENT: Neither Party will advertise, circularize or release any information regarding this Agreement to any person, entity, organization, news agency or media without written permission from the other Party. This Section will not prevent either Party from disclosing such information as said Party in good faith believes is reasonably required in order to comply with state and federal governmental regulations or in compliance with a court order. Either Party may also disclose such information to business partners and potential investors as said Party in good faith believes is reasonably required to carry out the purposes of this Agreement.

4.2 APPLICABLE LAW: This Agreement shall be governed by the laws of the State of Alabama.

4.3 CONSENT TO JURISDICTION: The Parties hereby irrevocably submit to the nonexclusive jurisdiction of any court of the State of Alabama or the United States of America, in any action or proceeding arising out of or relating to this Agreement, and the Parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such court. The Parties hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

4.4 ASSIGNABILITY: In the event this Agreement is assigned, it shall not relieve the assigning Party from any of the obligations of this Agreement. Any assignee shall be considered an agent of the assigning Party and the assigning Party shall remain liable to the same extent as if no such agreement had been made. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective successors and assignees of the Parties hereto.

4.5 COMPLETE CONTRACT; NO ORAL MODIFICATION: This Agreement is intended by the Parties as a final expression of their agreement and supersedes all prior communications, representations and agreements, oral or written, between the Parties with respect to the subject matter contained herein. The Parties also intend this Agreement to be a complete and exclusive statement of the terms of their Agreement. This Agreement may not be modified or terminated orally, and no claimed modification, rescission or waiver shall be binding on Buyer or the Seller unless in writing signed by a duly authorized representative of Buyer or Seller.




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         In witness whereof, the Parties have signed this Agreement on the dates shown below:

SELLER                                            BUYER

K-LEE PROCESSING, INC.                            COVOL TECHNOLOGIES, INC.


By: /s/Thomas B. Bryan                            By: /s/Brent M. Cook
Its: President                                    Its: Chief Financial Officer
Date: September 13, 1996                          Date: September 11, 1996

CONCORD COAL RECOVERY, L.P.


By: /s/Thomas M. Ellbogen                         By: /s/ Ken Young
Its: Partner CCRLP                                Its: Chief Executive Officer
Date: September 12, 1996                          Date: September 11, 1996